EXHIBIT 99.1

Date: October 18th, 2007

ON2 TECHNOLOGIES, INC. ANNOUNCES COMMON STOCK OFFERING

Tarrytown, NY (October 18, 2007) -- On2 Technologies, Inc. (AMEX:  ONT) announced that today it has agreed to sell 13,000,000 shares of its common stock in an underwritten public offering.  Pursuant to the terms of the underwriting agreement, the shares will be offered to the public at a price per share of $1.00.  The Company also granted the underwriters a 30-day option to purchase up to an additional 1,950,000 shares to cover over-allotments.  All of the shares are being offered by the Company.

ThinkEquity Partners LLC is acting as the lead manager for the offering and Merriman Curhan Ford & Co. is acting as a co-manager.

The securities will be offered and issued pursuant to the Company’s existing shelf registration statement on Form S-3, as amended and supplemented.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus.  Copies of the prospectus supplement and the accompanying prospectus, when available, can be obtained from the SEC’s website at www.sec.gov.

About On2 Technologies

On2 Technologies (Amex: ONT) is a leading technology firm at the forefront of digital video compression.  The company revolutionized digital media delivery with the creation of its advanced full-motion, full-screen TrueMotion™ video compression and streaming technologies.  On2 video codecs are widely used in the Internet, video-on-demand, VoIP, and mobile media markets.  On2’s software is used by such leading global companies as Adobe, AOL, Skype, XM Satellite Radio, Sony, CTTNet, VitalStream, Brightcove, and Tencent.  Located in Tarrytown, N.Y., the company has R&D offices in Clifton Park, N.Y., and Cambridge, UK.  To contact On2, write to sales@on2.com or visit http://www.on2.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from current expectations.  The prospectus supplement and related prospectus contain important information, and potential investors are urged to read these documents and other relevant documents filed by the Company with the Securities and Exchange Commission.

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Trademarks mentioned in this release are property of their respective owners

Investor Relations Contact:

On2 Technologies, Inc:

Matt Frost
On2 Technologies
914 468 0510
invest@on2.com